Exhibit 10.18

IMARA Inc.
116 Huntington Avenue, 6th Floor
Boston, MA 02116 USA

Info@Imaratx.com
+1 617 202-2020

www.imaratx.com

November 5, 2021

Kenneth M. Attie, MD

Dear Ken,

You are a key member of the senior management team of Imara Inc. (the “Company”).  As a result, the Company would like to amend that certain letter agreement (the “Letter Agreement”), dated December 4, 2020, setting forth the terms of your employment with the Company.

This first amendment (the “First Amendment”) to the Letter Agreement, is effective as of the date set forth above (the “Amendment Effective Date”) and shall update the terms of your employment with the Company as set forth below.

1.	Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Letter Agreement.

2.	Termination of Employment. Section 6(b) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

“(b)(I) If you experience a Qualifying Termination and such Qualifying Termination does not occur within 12 months after a Change of Control, you will receive the Accrued Benefits, and, based upon satisfaction of the criteria in Section 6(d) below, including without limitation your execution and delivery of the separation and release agreement described therein and the lapse of any applicable revocation period without the release being revoked, you shall be eligible to receive the following severance benefits: (i) continuation of your base salary in effect as of the Termination Date for a period of nine (9) months, less standard deductions, payable in accordance with the Company’s then regular pay policies commencing on or before the sixtieth (60th) day following the Termination Date (“Severance Pay”), provided, that the first such payment shall include any amounts that would have been paid to you hereunder had the release become effective upon the Termination Date; and (ii) following the Termination Date, if you are eligible for and elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any state equivalent (“COBRA”), then the Company shall reimburse you for your premiums under COBRA on a monthly basis until the earlier of (x) nine (9) months following the Termination Date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company.  Notwithstanding any of the foregoing, (i) if the 60-day period following the Termination Date would end in a calendar year subsequent to the year in which the Termination Date occurs, the payments

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under this Section 6(b) will not be paid or commence before the first payroll of the subsequent calendar year; and (ii) any Severance Pay received in any calendar year shall be reduced by the amount of Garden Leave Pay you receive in the same such calendar year under, and as defined in, the Restrictive Covenants Agreement; provided that in no event shall the Severance Pay be reduced below $1000.

(II) If you experience a Qualifying Termination and such Qualifying Termination occurs within 12 months after a Change of Control, you will receive the Accrued Benefits, and, based upon satisfaction of the criteria in Section 6(d) below, including without limitation your execution and delivery of the separation and release agreement described therein and the lapse of any applicable revocation period without the release being revoked, you shall be eligible to receive the following severance benefits: (i) continuation of your base salary in effect as of the Termination Date for a period of twelve (12) months, less standard deductions, payable in accordance with the Company’s then regular pay policies commencing on or before the sixtieth (60th) day following the Termination Date (“COC Base Salary Severance”), provided, that the first such payment shall include any amounts that would have been paid to you hereunder had the release become effective upon the Termination Date, (ii) one hundred percent (100%) of your annual bonus target amount for the year in which the Termination Date occurred in a lump sum on the date the first installment of COC Base Salary Severance is paid (“COC Bonus Severance”) and (iii) following the Termination Date, if you are eligible for and elect to continue your health insurance coverage pursuant to your rights under COBRA, then the Company shall reimburse you for your premiums under COBRA on a monthly basis until the earlier of (x) twelve (12) months following the Termination Date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. Notwithstanding any of the foregoing, (i) if the 60-day period following the Termination Date would end in a calendar year subsequent to the year in which the Termination Date occurs, the payments under the prior sentence will not be paid or commence before the first payroll of the subsequent calendar year and (ii) any COC Base Salary Severance and COC Bonus Severance received in any calendar year shall be reduced by the amount of Garden Leave Pay you receive in the same such calendar year under, and as defined in, the Restrictive Covenants Agreement, provided that in no event shall the aggregate COC Base Salary Severance and COC Bonus Severance be reduced below $1000.”

3.	No Other Amendments. Except as amended by this First Amendment, the Letter Agreement remains unaltered and all other terms of the Letter Agreement shall remain in full force and effect.

4.

Counterparts.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this First Amendment delivered by facsimile transmission (with transmission confirmed) or in .pdf format via e-mail shall be as effective as an original executed signature page.

Please accept all of the terms as set forth herein by signing and returning this First Amendment.

Sincerely,

IMARA INC.

By:	/s/ Rahul D. Ballal, Ph.D.
Name:	Rahul D. Ballal, Ph.D.
Title:	President and CEO

AGREED:

By:	/s/ Kenneth M. Attie, MD
Name:	Kenneth M. Attie, MD

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